Exhibit 10.1

EXECUTIVE SEVERANCE AND RELEASE AGREEMENT

This Executive Severance and Release Agreement (the “Agreement”) is entered into by and among Atlantic Power Holdings, Inc. (“Atlantic Holdings” or the “Company”), Atlantic Power Corporation (“Atlantic Power”), and Barry E. Welch (the “Executive”) (collectively, the “Parties”).

WHEREAS, Atlantic Holdings, a Delaware corporation, is a wholly-owned subsidiary of Atlantic Power, a corporation continued under the laws of the Province of British Columbia, Canada;

WHEREAS, the Executive has been employed as the President and Chief Executive Officer of the Company since October 2004;

WHEREAS, the Parties entered into an Amended and Restated Executive Employment Agreement effective as of April 15, 2013 (the “Employment Agreement”);

WHEREAS, on September 15, 2014 (the “Separation Date”), the Company and the Executive mutually agreed that the Executive would step down as President and Chief Executive Officer of the Company and would resign as a director of Atlantic Power, each as of the Separation Date, and Executive is hereby resigning from any and all other officer and all director positions with the Company and any affiliate, including Atlantic Power;

WHEREAS, in the interest of an amicable departure and in recognition of the Executive’s substantial services and contributions to the Company, the Company shall treat the Executive’s separation from employment as an event entitling Executive to the severance benefits set forth in Section 7(a)(A-E) of the Employment Agreement (the “Section 7(a) severance benefits”), subject to the terms and conditions therein and herein; and

WHEREAS, in exchange for, among other things, the Executive entering into and complying with this Agreement, the Company shall provide the Executive with the Section 7(a) severance benefits as well as certain additional severance benefits described in this Agreement.

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.              Separation from Employment, Director and Officer Positions of the Company and its Affiliates.  The Executive’s separation from employment with the Company and as a director of Atlantic Power was effective as of the Separation Date and the Executive ceased all duties and responsibilities in respect of such employment and directorship, except as referenced in this Agreement, with the Company and any Company affiliate as of such date.  As of the Effective Date (as defined below), the Executive also hereby resigns from any and all other officer and all director positions with the Company or any Company affiliate, including Atlantic Power, and will cease all related duties and responsibilities, except as referenced in this Agreement, with the Company and any Company affiliate.  The Executive hereby irrevocably appoints the Company to be his attorney-in-fact to execute any documents and do anything in his name to effect the Executive’s ceasing to serve as an officer or director of the Company and any affiliate, should he fail to promptly submit his resignation on the Effective Date or execute any documents requested by the Company or any Company affiliate to effectuate the Executive’s resignation from any and all officer and director positions.  A written notification signed by a director or duly authorized officer of the Company or Atlantic Power that any instrument, document or act falls within the authority conferred by this subsection will be conclusive evidence that it does so.  The Company will prepare any documents, pay any filing fees, and bear any other expenses related to this section.

2.              Severance Benefits.  Provided the Executive executes this Agreement by September 22, 2014 and complies with the terms and conditions herein, the Company will provide him with the following severance benefits (the “Severance Benefits”):

a.              The Section 7(a) severance benefits paid at the time and in the manner set forth in the Employment Agreement, with the Effective Date treated as the Executive’s date of termination for purposes of the Section 7(a) severance benefits.  The Parties hereby agree that the amount due under Section 7(a)(B) of the Employment Agreement shall be $3,218,250;

b.              An additional cash payment of $175,000 (an amount equivalent to three (3) months of the Executive’s last current base salary), less all applicable taxes and withholdings paid to the Executive on the thirtieth (30th) day following the Effective Date; and

c.               Employee benefits, as set forth in Section 7(a)(C) of the Employment Agreement, for an additional three (3) months beyond the period set forth in Section 7(a)(C) of the Employment Agreement and incorporated herein at Section 2(a), provided, however, that if for any reason any such benefits or their equivalent cannot be provided through the Company’s group or other plans, the Company shall reimburse the Executive for the reasonable cost of obtaining equivalent benefits within fifteen (15) days of the Executive’s submission of documentation establishing such cost.

d.              The Company will reimburse Executive for legal fees he expends in connection with this Agreement in an amount up to $10,000.

The payment and provision of the Severance Benefits shall be subject to the terms and conditions of Section 11 of the Employment Agreement.

3.              Release by Executive.

a.              In consideration of the Severance Benefits, the Executive hereby releases, remises, discharges, and acquits Atlantic Power and all of its subsidiaries, affiliates (including the Company), successors, and assigns, and their respective past, present, and future officers, directors, shareholders, members, partners, agents, employees, and attorneys (collectively, the “Released Parties”), jointly and severally, of and from any and all claims, charges, demands, causes of action, obligations, damages, or liabilities or claims under any contract (including the Employment Agreement except as expressly provided herein), known or unknown (the “Executive Claims”), which the Executive or the Executive’s heirs, successors or assigns have, ever had, or may now have against any of the Released Parties, arising from, connected with, or related to any event that has happened, developed, or occurred, or any state of facts existing, up to and including the date of the Executive’s execution of this Agreement.  Without limiting the generality of the foregoing, the Executive specifically releases the Released Parties from all Executive Claims that could have been asserted as a result of Executive’s employment with the Company, separation from employment, or other status with Atlantic Power or the Company, including but not limited to Executive Claims conferred by or arising under any federal, state, local, and/or municipal law, including but not limited to the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, the Massachusetts Fair Employment Practices Act (“MFEPA”), the Massachusetts Equal Rights Law, and the Massachusetts Wage Act, M.G.L.c. 149, §§148 and 150 (including Executive Claims for compensation, salary, wages, bonuses, commission, multiple damages, or attorneys’ fees) and Executive Claims for any form of relief, no matter how denominated, including any claims for injunctive relief, additional compensation, wages, or benefits (including front pay and back pay), compensatory or consequential damages, liquidated or punitive damages, attorneys’ fees, employment, re-employment, or future employment in any capacity, provided, however, that this Agreement shall not act to release, and shall not apply to (1) all continuing obligations of Atlantic Power or its affiliates, including the Company, under Section 2 of this Agreement, (2) all rights in the nature of indemnification and rights to continued coverage under directors’ and officers’ insurance policies (including tail policies) which the Executive may have with respect to claims against the Executive relating to or arising out of his employment with the Atlantic Power or its affiliates (including the Company), including rights under Section 5 of the Employment Agreement (entitled “Indemnification”) and any Indemnity Agreement between Atlantic Power and the Company and the Executive, all of which survive the Executive’s termination of employment; (3) any vested benefit to which the Executive is entitled under any tax qualified pension plan of Atlantic Power or its affiliates, including the Company; or (4) COBRA continuation coverage benefits or any other similar benefits required to be provided by statute or the Employment Agreement.

b.              The Executive agrees that he will not file or permit to be filed on the Executive’s behalf any Executive Claim against any of the Released Parties involving any matter occurring up to and including the date of the Executive’s execution of this Agreement, except with respect to those obligations, rights, and benefits that are excepted and excluded from the scope of the foregoing release.  Notwithstanding any other provision of this Agreement, this Agreement is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state human rights commission in connection with any claim he believes he may have against Atlantic Power or its affiliates (including the Company), or to bar or prohibit contact with or participation in any proceeding before a federal or state administrative agency, provided however, that by executing this Agreement, the Executive hereby waives the right to recover monetary damages or personal relief with respect to any such charge or proceeding.

4.              Release by the Company and Atlantic Power.  The Company, Atlantic Power and their affiliates hereby release, remise, discharge, and acquit the Executive of and from any and all claims, charges, demands, causes of action, obligations, damages, or liabilities or claims under any contract (including the Employment Agreement, except as expressly provided herein), known or unknown (the “Company and Atlantic Power Claims”), which the Company, Atlantic Power or their affiliates have, ever had, or may now have against the Executive arising from, connected with, or related to any event that has happened, developed, or occurred, or any state of facts existing, up to and including the date of the Company and Atlantic Power’s execution of this Agreement.  This release includes, without implication of limitation, the complete waiver and release of all Company and Atlantic Power Claims arising in connection with Executive’s employment with and/or service as an officer and/or director of the Company and Atlantic Power and their affiliates, or Executive’s separation from employment with and/or service as an officer and/or director of the Company and Atlantic Power and their affiliates; provided, however, that notwithstanding the foregoing, the Company, Atlantic Power and their affiliates do not release Executive from any Company and Atlantic Power Claims based on any acts and/or omissions that satisfy the elements of a criminal offense or claims arising out of any intentional misconduct by Executive that resulted in injury to the Company, Atlantic Power or their affiliates (provided that the Company and Atlantic Power hereby represent that they know of no such Company and Atlantic Power Claims), nor do the Company or Atlantic Power release Executive with respect to the recoupment rights set forth in Section 19 of the Employment Agreement.

5.              Continuing Obligations.  The Executive acknowledges and reaffirms each of the following obligations: (a) his confidentiality obligations under Section 8 of the Employment Agreement, which remain in full force and effect; (b) his non-solicitation obligations under Section 9(b) of the Employment Agreement; and (c) his recoupment obligations under Section 19 of the Employment Agreement.  The Parties agree that the Executive’s obligations under Section 9(a) of the Employment Agreement shall not be applicable and that instead (i) for one (1) year following the Separation Date, Executive shall not divert or otherwise appropriate, directly or indirectly, alone or with others, any project acquisition, development and/or construction opportunities that the Company considered within the nine (9) month period immediately preceding the Separation

Date and (ii) Executive shall not be employed by any public or private company that, within one (1) year of the Separation Date, undertakes any transaction which would constitute a “change in control” as defined in paragraph 6(b) of the Employment Agreement with respect to Atlantic Power or Atlantic Holdings.

6.              Return of Company Property.  The Executive agrees to return to the Company or the applicable Company affiliate all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, USB storage devices, cellular phones, tablets, etc.), Company or Company affiliate identification, Company or Company affiliate vehicles and any other Company-owned or Company affiliate-owned property in Executive’s possession or control and to leave intact all electronic Company and Company affiliate documents, including but not limited to, those that Executive developed or helped to develop during his employment and/or his role as an officer or director of the Company or any Company affiliate; provided, however, that the Executive may keep any computer, wireless handheld device, cellular telephone or tablet provided by the Company so long as the Executive provides such computer, device, telephone or tablet to the Company within one month of the Effective Date to enable the Company to delete any and all information related to the Company and its affiliates from such item.  The Executive further agrees to cancel within 30 days of the Effective Date, all accounts for his benefit, if any, in the Company’s or any Company affiliate’s name, including but not limited to, credit cards, telephone charge cards, cellular phone, wireless data or internet accounts, and/or and computer accounts; provided that the Executive shall promptly reimburse the Company for any personal use of Company credit cards, telephone charge cards or other accounts following the Separation Date.

7.              Final Compensation; Expense Reimbursement.  On the Company’s next regular payroll date following the Separation Date, the Company shall pay Executive his accrued but unpaid base salary and any accrued but unused vacation based on Executive’s employment through the

Separation Date.  The Executive shall be entitled to be reimbursed for his reasonable business expenses incurred prior to the Separation Date in connection with his employment, subject to the Company’s policies and procedures with respect to expense reimbursement, and provided that Executive submits documentation for any open expenses within thirty (30) days of the Separation Date.  Consistent with Company policy, any outstanding expenses will be reimbursed to Executive by the next payroll date after submission.

8.              Non-Disparagement.  The Executive understands and agrees that, to the extent permitted by law, he shall not make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former officer, employee, board member, consultant, client or customer of the Company or any Company affiliate, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition.  The Company and Atlantic Power will instruct all current officers and directors to refrain from making any false, disparaging or derogatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former officer, employee, board member, consultant, client or customer of the Company or any Company affiliate about Executive.

9.              Cooperation.  The Executive agrees to cooperate with the Company or any Company affiliate, including Atlantic Power, in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company or any Company affiliate that involve matters relating to the Executive’s role as a director, officer, or employee of the Company or any Company affiliate, including Atlantic Power.  The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company or any Company affiliate at mutually agreeable times and at locations mutually convenient to the Parties.  The Executive shall be entitled to receive a prompt reimbursement of all reasonable expenses incurred by the Executive in cooperating hereunder including expenses related to travel and other expenses while away from home.  The Company shall reimburse such expenses subject to Company’s expense reimbursement policy and further subject to the terms set forth in Section 11(d) of the Employment Agreement.

10.       Amendment.  This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto.  This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.

11.       Waiver of Rights.  No delay or omission by Atlantic Power or Atlantic Holdings in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by Atlantic Power or Atlantic Holdings on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.       Validity.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

13.       Acknowledgements.  The Executive acknowledges that he has been given a reasonable period of time to consider this Agreement and that the Company and Atlantic Power are hereby advising the Executive to consult with an attorney of his own choosing prior to signing this Agreement.  The Executive understands and agrees that he will not be entitled to receive the Severance Benefits if he fails to timely execute this Agreement.

14.       Voluntary Assent.  The Executive affirms that no other promises or agreements of any kind have been made to or with the Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement.  The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney.  The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

15.       Applicable Law.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflict of laws provisions.  The Parties hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

16.       Tax Acknowledgement.  In connection with the payments and consideration provided to the Executive pursuant to this Agreement, the Company will withhold and remit to the tax authorities the amounts required under applicable law, and the Executive shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law.  The Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments or benefits set forth in Paragraph 2 of this Agreement or otherwise.

17.       Entire Agreement.  This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to the Executive’s severance benefits and the settlement of claims against the Company and Atlantic Power and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.  The Executive hereby acknowledges that the payments, benefits, and rights set forth in this Agreement are the exclusive payments, benefits, and rights due to Executive in connection with his separation from employment with the Company.

18.       Recital Paragraphs.  The recital paragraphs at the beginning of this Agreement are incorporated by reference as if fully set forth herein.

19.       Execution.  This Agreement may be executed by facsimile or electronic mail and in two (2) or more signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have freely and voluntarily entered into this Agreement effective as of the date set forth below (the “Effective Date”).

ATLANTIC POWER HOLDINGS, INC.

Date:	September 22, 2014	By:	/s/ Kenneth Hartwick
Name: Kenneth Hartwick
Title: Interim CEO

ATLANTIC POWER CORPORATION

Date:	September 22, 2014	By:	/s/ Kenneth Hartwick
Name: Kenneth Hartwick
Title: Interim CEO

BARRY E. WELCH

Date:	September 22, 2014	/s/ Barry E. Welch